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                                                                                                   EXHIBIT 11.1

              VALERO ENERGY CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF EARNINGS PER SHARE
           (Thousands of Dollars, Except Per Share Amounts)


                                                                              Year Ended December 31,
                                                                            1997             1996             1995
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COMPUTATION OF BASIC EARNINGS PER SHARE:
   Income from continuing operations . . . . . . .                 $    111,768      $     22,472       $     58,242

   Income (loss) from discontinued operations,
      net of income taxes. . . . . . . . . . . . .                 $    (15,672)     $     50,229       $      1,596
   Less:  Preferred stock dividend requirements
      and redemption premium . . . . . . . . . . .                       (4,592)          (11,327)           (11,818)

   Income (loss) from discontinued operations
      applicable to common stock . . . . . . . . .                 $    (20,264)     $     38,902       $    (10,222)

   Weighted average number of shares of
      common stock outstanding . . . . . . . . . .                   51,662,449        43,926,026         43,651,914

   Earnings (loss) per share:
      Continuing operations. . . . . . . . . . . .                 $       2.16      $        .51       $       1.33
      Discontinued operations. . . . . . . . . . .                         (.39)              .89               (.23)
         Total . . . . . . . . . . . . . . . . . .                 $       1.77      $       1.40       $       1.10

COMPUTATION OF EARNINGS PER SHARE
 ASSUMING DILUTION:
   Income from continuing operations assuming dilution . . . . . . $    111,768      $     22,472       $     58,242

   Income (loss) from discontinued operations, net of
      income taxes . . . . . . . . . . . . . . . .                 $    (15,672)     $     50,229       $      1,596
   Less:  Preferred stock dividend requirements
      and redemption premium . . . . . . . . . . .                       (4,592)          (11,327)           (11,818)
   Add:  Reduction of preferred stock dividends applicable
      to the assumed conversion of Convertible Preferred Stock
      at the beginning of the period . . . . . . .                        4,522            10,781             10,781

   Income (loss) from discontinued operations applicable
      to common stock assuming dilution  . . . . . . . .           $    (15,742)     $     49,683       $        559

   Weighted average number of shares of
      common stock outstanding . . . . . . . . . .                   51,662,449        43,926,026         43,651,914
   Effect of dilutive securities:
      Stock options. . . . . . . . . . . . . . . .                      880,864           424,986            209,045
      Performance awards . . . . . . . . . . . . .                       91,151            44,050               -
      Convertible preferred stock. . . . . . . . .                    2,494,905         6,381,798          6,381,798

   Weighted average number of shares of
     common stock outstanding assuming dilution. . . . . .           55,129,369        50,776,860         50,242,757

   Earnings (loss) per share - assuming dilution:
      Continuing operations. . . . . . . . . . . .                $        2.03      $        .44       $       1.16
      Discontinued operations. . . . . . . . . . .                         (.29)              .98                .01
         Total . . . . . . . . . . . . .                          $        1.74      $       1.42       $       1.17
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